Chembio to Host Conference Call to Discuss Third Quarter 2017 Financial Results

Conference Call Scheduled for Wednesday, November 8th
at 4:30 p.m. Eastern Time

MEDFORD, NY, November 1, 2017 -- Chembio Diagnostics, Inc. (NASDAQ:CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, announced today that it will report financial results for the third quarter of 2017 on November 8, 2017 after market close.  John J. Sperzel, Chembio's President and Chief Executive Officer, and Richard Larkin, Chembio's Chief Financial Officer, will host a conference call and webcast at 4:30 p.m. ET on November 8, 2017 to discuss these results and review recent corporate developments. The Company's 10-Q and earnings press release will be available after 4:00 p.m. ET that day on Chembio's website.
To participate on the conference call, please dial (888) 567-1602 from the U.S. or (404) 267-0373 from outside the U.S.  To listen live via the Internet, please visit the Investor Relations section of Chembio's website at www.chembio.com.
To listen to a replay of the call, which will be accessible until November 15, 2017 at 11:59 p.m. ET, please dial (877) 481-4010 from the U.S. or (919) 882-2331 from outside the U.S., and enter conference ID #:22282.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion point-of-care (POC) testing market. The Company markets its products directly and through third-party distributors under the brand names DPP®, STAT-PAK®, STAT-VIEW® and SURE CHECK®.

Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually-transmitted disease, tropical and fever disease, and technology collaborations.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Investor Relations
Vida Strategic Partners (investors)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com